Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Two Supramax Vessels

Genco Pyrenees and Genco Normandy to Commence Time Charters

NEW YORK, August 10, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Pyrenees, a 2010-built Supramax vessel, and the Genco Normandy, a 2007-built Supramax vessel. The Genco Pyrenees and the Genco Normandy are the third and fourth vessels, respectively, to be delivered to the Company under Genco’s agreement previously announced on June 25, 2010 to acquire 13 Supramax vessels from Setaf SAS, a wholly owned subsidiary of Bourbon SA.

The Genco Pyrenees is expected to be delivered to its charterer, Setaf Saget SAS, on or about August 12, 2010 to commence a time charter for 11 to 13.5 months at a rate of $19,000 per day, less a 3.75% third-party brokerage commission. The Company has also reached an agreement to enter into a time charter for the Genco Normandy with STX Pan Ocean UK for approximately 1.5 to 4 months at a rate of $20,000 per day, less a 5% third party brokerage commission. The time charter for the Genco Normandy is expected to commence on or about August 12, 2010 and is subject to the completion of definitive documentation.

The Company used its available cash to pay the remaining balance of $32.13 million for the Genco Pyrenees and $27.0 million for the Genco Normandy. On July 16, 2010, the Company entered into a commitment letter for a $253 million senior secured term loan facility and, upon the closing of this credit facility, intends to use the credit facility to refund a total of $38 million associated with the purchase of these vessels to the Company.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 40 drybulk vessels, consisting of nine Capesize, eight Panamax, eight Supramax, six Handymax and nine Handysize vessels, with an aggregate carrying capacity of approximately 3,156,000 dwt. After the expected delivery of four remaining Handysize vessels and nine remaining Supramax vessels that Genco has agreed to acquire and retain, Genco will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately 3,813,000 dwt.  References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations, and include, without limitation, the expected deliveries of the Genco Pyrenees and the Genco Normandy to their respective charterers and the amounts expected to be received under each charter, Genco’s intentions to refund a portion of the vessels’ purchase price using the credit facility mentioned above, and expected deliveries of additional vessels. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Such statements are subject to various risks, uncertainties and assumptions, including the fulfillment of the closing conditions under, or the execution of customary additional documentation for, Genco’s agreements to acquire vessels; the completion of definitive documentation for charters; completion and funding of financing on acceptable terms; and completion of definitive documentation for the $253 million senior secured term loan facility referenced above.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed in any forward-looking statements. These risks, as well as others, are discussed in greater detail in Genco’s filings with the SEC, including, without limitation, the “Risk Factors” section in each of the preliminary prospectus supplements and related prospectus relating to our offerings, our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent filings with the SEC.

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